Exhibit 99.1

U.S. CONCRETE TO APPOINT WILLIAM J. SANDBROOK AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON, TEXAS – July 26, 2011 – U.S. Concrete, Inc. (NASDAQ: USCR) announced today that the Company’s Board of Directors will appoint William J. Sandbrook as the Company’s President and Chief Executive Officer, and a Director, on August 22, 2011. Mr. Sandbrook joins the Company from Oldcastle Products and Distribution, where he serves as Chief Executive Officer, and is responsible for three product groups: BuildingEnvelope, Building Products and Distribution. He was formerly Chief Executive Officer of Oldcastle Architectural after serving as President of Oldcastle Materials’ West Division.

“We are extremely pleased to have someone of Bill’s caliber joining our management team. His extensive experience in the building products sector and impressive track record for growth will be great additions to the Company,” stated Eugene I. Davis, Chairman of the Board of U.S. Concrete, Inc. “Bill’s proven vision and leadership skills should result in a smooth and successful transition.”

Mr. Sandbrook attended the US Military Academy at West Point and subsequently served in the Army for thirteen years. He received an MBA from Wharton, a Master of Science in Systems Engineering from the University of Pennsylvania, a Master’s in Public Policy from the Naval War College and a Master of Arts in International Relations from Salve Regina University.

Mr. Sandbrook succeeds Michael W. Harlan, who previously announced his plans to step down. Mr. Harlan was one of the founders of the Company, and served as its President and Chief Executive Officer for the past four years.

“I would again like to thank Michael for his years of service to U.S. Concrete, and wish him well in his future endeavors,” stated Mr. Davis.

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 102 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2010, these plant facilities produced approximately 3.8 million cubic yards of ready-mixed concrete from continuing operations and 3.1 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding the effect of Mr. Sandbrook’s experience in the building products sector and track record for growth, and the CEO transition process.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the three months ended March 30, 2011.

Contact:
James C. Lewis
CFO
U.S. Concrete, Inc.
713-499-6222